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                              ONESOFT CORPORATION
                             1505 Farm Credit Drive
                             McLean, Virginia 22102

                                 April 17, 2000


                                   VIA EDGAR
                                   ---------

                        Office of Document Control/EDGAR
                       Securities and Exchange Commission
                             450 Fifth Street, N.W.
                                Judiciary Plaza
                             Washington, D.C. 20549

                        Attention:  James M. Daly, Esq.
                             Charles Szurgot, Esq.
                                 Mail Stop 4-6

                    Re:  OneSoft Corporation (the "Company")
        Registration Statement on Form S-1 (Registration No. 333-94233)
        ---------------------------------------------------------------

Dear Messrs. Daly and Szurgot:

Pursuant to Rule 477 of the Rules and Regulations promulgated under the Securities Act of 1933, as amended (the "Act"), OneSoft Corporation (the "Company") hereby respectfully requests the withdrawal of the above-captioned registration statement (the "Registration Statement"). The Company requests such withdrawal because it believes that conditions are not favorable to going forward at this time.

Any questions should be addressed to Cynthia J. Larose, Esq., at Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts 02111, telephone (617) 542-6000.

Thank you.

                           ONESOFT CORPORATION

                           By: /s/ James W. MacIntyre, IV
                           -------------------------------

                              James W. MacIntyre, IV
                              Chairman and Chief Executive Officer


cc:  Jonathan L. Kravetz, Esquire